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                                                                   EXHIBIT 10.34

                         (MEDICAL PROPERTIES TRUST LOGO)



April 1, 2005


Gregory M. Walker
Chief Executive Officer
Gulf States Health Services, Inc.
2325 Weymouth Drive
Suite A
Baton Rouge, LA 70809

RE: COMMITMENT LETTER FOR HAMMOND, LOUISIANA LONG-TERM ACUTE CARE HOSPITAL

Dear Mr. Walker:

MPT Operating Partnership, L.P., or an affiliated entity ("MPT"), is pleased to extend its commitment to Hammond Healthcare Properties, LLC and/or certain of their designated affiliates (collectively, the "SELLERS") respecting a mortgage loan transaction (the "Loan Transaction") and granting of a put-call option relating to the acquisition of certain real estate and improvements (the "Real Estate") relating to that certain long term acute care hospital located in the Hammond, Louisiana area (the "Facility") and the leaseback of the Real Estate to Hammond Rehabilitation Hospital, LLC and/or certain of its designated affiliates (the "LESSEE"), on an absolute net basis (the "Sale Transaction"). The closing of each of the Loan Transaction and the Sale Transaction (collectively, the "Transactions") is contingent upon and subject to: (i) MPT being satisfied, in its sole discretion, with the results of its due diligence investigation of SELLERS, LESSEE, GUARANTORS (as herein defined), the Real Estate and the Facility, (ii) the execution of mutually-acceptable definitive agreements relating to the Transactions; (iii) MPT's receipt of a title insurance policy and survey respecting the Real Estate, provided at SELLERS' expense, which are in form and substance satisfactory to MPT; (iv) MPT's receipt of a recent phase one environmental study, provided at SELLERS' expense, which is in form and substance satisfactory to MPT; (v) MPT's receipt of an engineering report respecting the condition of the Real Estate and the Facility, provided at SELLERS' expense, which is in form and substance satisfactory to MPT; (vi) the receipt of any consents and approvals of governmental entities or third parties required for the Transactions; (vii) the approval of the Transactions by the Board of Directors of Medical Properties Trust, Inc.; and (viii) such other conditions to closing as are described herein or as are customary in similar transactions.



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                                 ARTICLE I

                                BASIC TERMS

SECTION 1.1 LOAN TRANSACTION: In connection with the Loan Transaction, MPT has committed to loan (the "Loan") SELLERS Eight Million Dollars ($8,000,000) (the "Loan Commitment Amount"). The Loan shall be evidenced by a loan agreement, mortgage, security agreement and other documents consistent with the term hereof (the "Loan Documents") and shall bear interest at the rate of Ten and One-Half Percent (10.5%) per annum. The Loan shall be secured by a first mortgage on the Real Estate and the other security described herein. The Real Estate and other collateral securing the Loan shall be free and clear of any liens, restrictions and encumbrances whatsoever, except as may be agreed to in the Definitive Documents (the "Permitted Exceptions"). SELLERS shall pay interest on the Loan on a monthly basis with a final balloon payment of all principal and interest being due and payable at the expiration of the Option Period (as herein defined) or, if the Put-Call Option (as herein defined) is exercised, contemporaneously with the closing of the Sale Transaction.

SECTION 1.2 SALE TRANSACTION: Contemporaneously with the closing of the Loan (the "Loan Closing"), the parties shall enter into an agreement granting each party an option, exercisable (by giving written notice to the other party (the "Exercise Notice")) for a period of ninety (90) days following the one year anniversary of the Loan Closing Date (the "Put-Call Option"), to cause the Real Estate to be purchased by MPT and sold by SELLERS on the Sale Closing Date for the Purchase Price (as herein defined), which purchase transaction shall also include the leaseback of the Real Estate from MPT to LESSEE in accordance with the terms hereof. Closing of the Sale Transaction pursuant to the Put-Call Option shall be subject to all of the conditions set forth in this Commitment Letter. For purposes of this Commitment Letter, the term "Purchase Price" shall mean the greater of (i) Ten Million Two Hundred Eighty Five Thousand Seven Hundred Fourteen and No/100 Dollars ($10,285,714.00) or (ii) the quotient determined by dividing the annual gross rents of LESSEE by One Hundred Five Thousandths (.105) (but in no event shall such quotient exceed Eleven Million Dollars ($11,000,000)).

         SECTION 1.2.1 CONVEYANCE OF REAL ESTATE: Pursuant to the Put-Call Option, MPT shall acquire the Real Estate for the Purchase Price. The Purchase Price shall be paid on the Sale Closing Date. The conveyance of the Real Estate shall be by general warranty deed and such other documents and instruments necessary to convey the Real Estate free and clear of any liens, restrictions, and encumbrances whatsoever, except for the Permitted Exceptions. SELLERS shall be responsible for all recording fees related to such conveyances.

         SECTION 1.2.2 SYNDICATION: MPT agrees that up to Thirty Percent (30%) of the equity in the MPT entity which will hold title to the Real Estate may be owned by the owners, operators, and practicing physicians of LESSEE. MPT and LESSEE shall work together to determine which persons shall have an opportunity to invest in such MPT entity.

SECTION 1.3 LEASE: On the Sale Closing Date, MPT and LESSEE shall execute a lease agreement for the Real Estate in a form mutually satisfactory to the parties (the "Lease") generally in accordance with the terms set forth herein. The term of the Lease shall be for a period of fifteen (15) years




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commencing on the Sale Closing Date and shall provide for three (3) options to extend the Lease for five (5) years so long as there are no uncured defaults and the options are exercised at least twelve (12) months prior to any expiration of the Lease. The Lease shall contain subordination and non-disturbance clauses. The Lease will provide that, so long as there are no uncured defaults under the Lease, LESSEE shall, at the end of the initial lease term and each extension term and within ninety (90) days of notification from MPT of MPT's intention to terminate the engagement of LESSEE or affiliates as the management company managing the Facility as the result of an event of default, have the right and option to repurchase the Real Estate from MPT at the greater of (i) the appraised fair market values of the Real Estate (which appraisal shall assume that the Lease remains in effect for a term of fifteen
(15) years and shall not take into account any purchase options contained therein), or (ii) the Purchase Price increased annually by the greater of (A) Two and One-Half Percent (2.5%), or (B) the rate of increase in the Consumer Price Index on each Adjustment Date. As used herein, the term "Consumer Price Index" shall mean the Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). Such purchase option will include provisions for notice and closing periods.

SECTION 1.4 RENTS: The Lease for the Real Estate shall provide for the following rent:

         Section 1.4.1 BASE RENT: The aggregate base rent ("Base Rent") for the Real Estate shall be an initial annual rate of Ten and One-Half Percent (10.50%) (the "Base Rent Rate") of the Purchase Price (which for this purpose shall include any capitalized costs).

         Section 1.4.2 RENT INCREASE: On each January 1st beginning with January 1, 2007 (each such date an "Adjustment Date"), the Base Rent Rate shall be increased by an amount equal to the greater of (i) Two and One-Half Percent (2.5%), or (ii) the percentage by which the Consumer Price Index on the Adjustment Date shall have increased over the Consumer Price Index figure in effect on the previous January 1st.

         Section 1.4.3 REPAIR AND REPLACEMENT RESERVE: Commencing on the Sale Closing Date and on each January 1st thereafter, LESSEE will be required to make annual deposits into a repair and replacement reserve (the "Repair and Replacement Reserve"), at a financial institution of MPT's choosing, in an amount to be agreed upon by MPT and LESSEE. Such reserve shall be used for the repair and replacement of capital items related to the Real Estate, as shall be expressly provided in the Lease. Any funds remaining in the Repair and Replacement Reserve upon the expiration of the Lease shall be returned to LESSEE.

SECTION 1.5 ABSOLUTE NET LEASE: The Real Estate will be leased to LESSEE on an absolute net or fully netted basis. LESSEE will be responsible for all costs of maintaining the Real Estate, including, but not limited to, taxes, insurance, maintenance, and capital improvements.

SECTION 1.6 ADDITIONAL SECURITY: As additional security for the performance of SELLERS' obligations under the Loan Documents and LESSEE's obligations under the Lease, MPT shall be granted a security interest in SELLERS' or LESSEE's personal property, as the case may be (excluding accounts receivable and the proceeds thereof) and shall receive from SELLERS or LESSEE, as the




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case may be, an assignment of any rents and leases. The Loan Documents and
Lease, together with any other agreements between MPT and LESSEE, shall be cross-defaulted and cross-collateralized. LESSEE shall not place, or allow any other liens to be placed on, the personal property without MPT's approval, which approval shall not be unreasonably withheld. Additionally, SELLERS and Gulf States Health Services, Inc. ("GUARANTORS") shall jointly and severally guarantee the Loan and the Lease.

SECTION 1.7 COMMITMENT FEE: Upon the execution of this Commitment Letter, SELLERS and LESSEE shall pay a commitment fee to MPT of Twenty Five Thousand Dollars ($25,000). The commitment fee will be non-refundable, provided, however, that SELLERS and LESSEE will be paid a full refund ($25,000) if the Loan Closing does not occur as a result of MPT's failure to perform (unless such failure is as a result of SELLERS and/ or LESSEE'S failure to perform). If the Loan Closing does not occur as a result of an appraisal value unacceptable to MPT, the commitment fee will be refunded less any expenses incurred by MPT. Additionally, at the Loan Closing, SELLERS and LESSEE shall pay a nonrefundable commitment fee equal to One Percent (1.0%) of the full Loan Amount, less the Twenty-Five Thousand Dollars ($25,000) previously paid in commitment fees. At the closing of the Sale Transaction (the "Sale Closing"), SELLERS and LESSEE shall pay a commitment fee to MPT of One Percent (1.0%) of the Purchase Price, less any commitment fees previously paid to MPT.

SECTION 1.8 CLOSING DATES: MPT, SELLERS, and LESSEE agree that time is of the essence and that the parties will prepare, negotiate, and execute Definitive Documents consistent with the terms hereof and will use their good faith reasonable efforts to close the Loan Transaction (the "Loan Closing") as soon as possible with a goal of closing by April 30, 2005. However, in no event shall the Loan Closing occur any later than May 31, 2005, without an extension in writing of this Commitment Letter by MPT. The actual date upon which the Loan Closing occurs shall be referred to as the "Loan Closing Date." The Sale
Closing shall occur within sixty (60) days following delivery by either party of an Exercise Notice, such date within said sixty (60) day period being mutually agreed upon by the parties (the "Sale Closing Date").

SECTION 1.9 FINANCIAL INFORMATION AND COVENANTS: MPT must receive, prior to the Loan Closing and again prior to the Sale Closing, financial statements of both SELLERS and LESSEE for the three most recent fiscal years (or such shorter period of SELLERS' or LESSEE'S existence) and any current year-to-date interim, management-generated financial statements of SELLERS and LESSEE, which shall be certified by SELLERS and LESSEE to be true and correct, together with five-year forecasts of operations for the Facility. The Loan Documents and Lease will require that MPT receive on a continuing basis during the term of the Loan Documents and Lease, within the times as hereinafter set forth, the following:

                  (a) Within ninety (90) days after the end of each year, beginning with the year ending December 31, 2005, audited GAAP-basis financial statements of LESSEE and the Facility by a nationally-recognized accounting firm or an independent certified public accounting firm reasonably acceptable to MPT; plus



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                  (i)      Within forty-five (45) days after the end of each
                           quarter, current financial statements of LESSEE and the Facility, on a quarterly, year-to-date, and prior year comparable basis, certified by LESSEE to be true and correct;

                  (ii) Within thirty (30) days after the end of each month, current operating statements of the Facility certified by LESSEE to be true and correct; and

                  (iii) Such other financial and operating statements and analyses as MPT may reasonably request.

                  (b) Upon request, a certificate, in form acceptable to MPT and LESSEE, that no event of default as defined in the Loan Documents or Lease or in any other agreement between LESSEE, or its affiliates, and MPT, or its affiliates (a "Default"), then exists and no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute a Default.

                  (c) Within ten (10) days of receipt, any and all notices (regardless of form) from any and all licensing or certifying agencies that any license or certification, including, without limitation, the Medicare or Medicaid certification of either of the Facility, is being downgraded, revoked, or suspended or that action is pending or being considered to downgrade, revoke, or suspend the Facility's license or certification.

                  (d) MPT reserves the right to require such other financial information from LESSEE at such other times as it shall deem reasonably necessary. All financial statements must be in such form and detail as MPT shall from time to time, but not unreasonably, request.

SECTION 1.10 COVENANTS AND EVENTS OF DEFAULT: In addition to other customary defaults and remedies, the Loan Documents and Lease shall provide for the following covenants, events of default, and remedies, which shall be subject to limited forbearance, as set forth in the Loan Documents and Lease, of the enforcement of these covenants during a period in which operations at the Facility are normalized;

         SECTION 1.10.1 FIRST TIER DEFAULTS: The failure or breach of any of the following covenants shall constitute an event of default and MPT shall have the rights and remedies provided for herein:

                  (i) The total required payments of the total debt of LESSEE when added to the total debt service payments or rent, as the case may be, shall generate a coverage ratio to the Facility's EBITDAR (as herein defined and based on trailing twelve (12) months) equal to or in excess of One Hundred Thirty-Five Percent (135%);

                  (ii) LESSEE's total debt shall not, on a consolidated basis, exceed Seventy Five Percent (75%) of the greater of (A) the total capitalization of the LESSEE, or (B) market value of the LESSEE based on twelve (12) months' trailing EBITDAR times four (4.0);




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                  (iii) LESSEE shall, on a consolidated basis, generate a total
         Loan or Lease coverage from EBITDAR (based on trailing twelve (12) months) of at least One Hundred Seventy-Five Percent (175%); or

                  (iv) LESSEE shall not, on a consolidated basis, experience three (3) consecutive quarters with declines in net revenue and generate a total Loan or Lease coverage from EBITDAR {based on trailing twelve (12) months) of less than Two Hundred Percent (200%).

         Upon the occurrence of any of the foregoing specifically-described defaults, MPT may, at its option, require LESSEE to terminate the engagement of the management company managing the Facility and replace such management company with a manager chosen by MPT. For purposes of this Commitment Letter, the term "EBITDAR" shall mean earnings before the deduction of interest, taxes, depreciation, amortization and rent, as determined in accordance with generally accepted accounting principles.

         SECTION 1.10.2 SECOND TIER DEFAULTS: The failure or breach of any of the following covenants shall constitute an event of default and MPT shall have the rights and remedies provided for herein:

                  (i) LESSEE's total debt shall not exceed One Hundred Percent (100%) of the greater of (A) the total capitalization of LESSEE, or (B) market value of LESSEE based on twelve (12) months' trailing EBITDAR times four (4.0);

                  (ii) LESSEE shall, on a consolidated basis, generate a total Loan or Lease coverage from EBITDAR (based on trailing twelve (12) months) of at least One Hundred Twenty-Five Percent (125%);

                  (iii) LESSEE shall not, on a consolidated basis, experience six (6) consecutive quarters of falling net revenue and generate a total Loan or Lease coverage from EBITDAR (based on trailing twelve
         (12) months) of less than One Hundred Fifty Percent (150%); or

                  (iv) Neither LESSEE nor any GUARANTOR shall be in payment default on any of its corporate debt or other leases or be declared to be in material default by any of its corporate lenders, unless such default is cured within the cure periods provided for therein.

         Upon the occurrence of any of the foregoing specifically-described defaults, MPT may, at its option, require LESSEE to terminate the engagement of the management company managing the Facility and replace such management company with a manager approved by MPT and may proceed with any remedy MPT has available to it, including, without limitation, terminating the Lease.

SECTION 1.11 SUBLEASE AND ASSIGNMENT: LESSEE shall not sublease or assign (which will be broadly defined) the Lease without MPT's express written approval; provided, however, that any such assignee shall have, in MPT's sole discretion, credit and operating characteristics equal to or stronger than LESSEE'S. Any such assignment shall not release the LESSEE. Any sublease shall be



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subordinate to the Lease and may be terminated or left in place by MPT in the event of a termination of the Lease,

SECTION 1.12 CAPITALIZATION: At the Loan Closing, the Sale Closing and at all times during the term of the Loan Documents and the Lease and any extensions thereof, SELLERS, LESSEE, and Gulf States Health Services, Inc. shall maintain an aggregate tangible net worth in an amount to be mutually agreed upon with MPT. Capitalization shall include the required letter of credit discussed in
Section 1.13, below.

SECTION 1.13 LETTER OF CREDIT: At the Loan Closing and continuing through the term of the Loan and Lease, SELLERS and LESSEE shall obtain and deliver to MPT an unconditional and irrevocable letter of credit from a bank (or similar collateral) acceptable to MPT, naming MPT as beneficiary and in an amount equal to six (6) months' debt service under the Loan or Base Rent under the Lease, as the case may be. Once operations have sustained EBITDAR coverage of at least two
(2) times Base Rent for eight (8) consecutive fiscal quarters, the letter of credit may be reduced to an amount equal to three (3) months' Base Rent. If, however, after satisfying the conditions necessary to reduce the letter of credit to three (3) months' Base Rent, EBITDAR coverage subsequently drops below two (2) times Base Rent for two (2) consecutive fiscal quarters, the letter of credit shall again increase to six (6) months' Base Rent.

                                   ARTICLE II

                                  THE FACILITY

SECTION 2.1 ACCESS TO INFORMATION: From the date hereof. SELLERS and LESSEE will provide MPT and its representatives (including architects, engineers, surveyors, attorneys, accountants, investment bankers, and other representatives) with reasonable and available access to the Real Estate and the Facility and the officers, agents, and employees of SELLERS and LESSEE, and SELLERS and LESSEE shall furnish or cause to furnish such representatives with all financial, operating, and other data or information relating to the SELLERS, the GUARANTORS, the LESSEE, the Real Estate and the Facility as may be reasonably requested in connection with MPT's due diligence review.

SECTION 2.2 APPROVAL OF THE FACILITY: MPT shall have the right to review and be satisfied with all aspects of the Real Estate and the Facility, including, without limitation, the location of all roads and interchanges in relation to the Real Estate, the location of all property lines, utilities, easements, rights-of-way, common areas, and amenities affecting the Facility, the soil and subsurface engineering studies, and any investigations and reports that support and justify the location of the Facility. The Real Estate shall include such easements, rights-of-way, and other privileges as are necessary to conduct the business of the Facility.

SECTION 2.3 MPT'S RIGHT TO INSPECT FACILITY: MPT and its representatives shall have the right to make periodic inspections of the Real Estate and the Facility from time to time upon reasonable prior notice to LESSEE. MPT shall use every effort to not disrupt the patient care being provided at the Facility. MPT recognizes the importance of patient privacy.



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SECTION 2,4 EXPANSIONS AND RENOVATIONS: So long as MPT is the mortgage lender or owner of the Real Estate, MPT shall have a right of first opportunity to fund any expansions or material renovations requested by LESSEE at the Facility. The loan or lease term for the expansions or renovations shall be identical to the term of the Lease.

                                  ARTICLE III

                              CONDITIONS PRECEDENT

Prior to the Loan Closing and the Sale Closing, and in addition to any conditions addressed elsewhere in this Commitment Letter, MPT shall have been furnished with the following, each of which must be in form and substance reasonably satisfactory to MPT in its sole discretion:

SECTION 3.1 GOVERNMENTAL APPROVALS AND LICENSES: Copies of all permits, licenses, and other approvals of governmental authorities required for the operation of the Facility for their intended use, together with satisfactory written evidence from LESSEE to MPT that the operation and use of the Facility are in accordance with all applicable governmental requirements.

SECTION 3.2 TITLE INSURANCE: At SELLERS' expense, a title insurance policy conforming to the requirements set forth in Exhibit A, and issued by a title insurance company satisfactory to MPT, insuring the Real Estate. The title policy shall contain no exceptions other than Permitted Exceptions and shall contain a general comprehensive endorsement (ALTA 9), an ALTA 3.1 zoning endorsement and such other endorsements as MPT may require. SELLERS will provide any customary affidavits and certifications required by the title company.

SECTION 3.3 INSURANCE: LESSEE must provide evidence to MPT that LESSEE is maintaining insurance on the Facility as set forth in Exhibit B, and that MPT and any lender of MPT are named as additional insureds and, where applicable, loss payees.

SECTION 3.4 UCC SEARCHES: UCC searches.

SECTION 3.5 ZONING: Evidence that the Real Estate, and the use and occupancy thereof, will comply with all applicable governmental requirements related to planning, zoning, and land use.

SECTION 3.6 ATTORNEY'S OPINION: An opinion, or opinions, of counsel for SELLERS, LESSEE and the GUARANTORS addressed to MPT covering such matters as MPT may reasonably require.

SECTION 3.7 ENVIRONMENTAL MATTERS: An environmental indemnity agreement, mutually acceptable to SELLERS and MPT, executed by SELLERS and each GUARANTOR, jointly and severally, in favor of MPT. Pursuant to that agreement, SELLERS and each GUARANTOR shall make various environmental representations and warranties to MPT and shall indemnify and hold harmless MPT from environmental claims and liabilities, including, without limitation, claims and liabilities arising from any hazardous or toxic materials present on the real property constituting the Facility and from any violations of environmental laws and regulations.




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SECTION 3.8 ORGANIZATIONAL DOCUMENTS: Certified copies of the organizational documents of SELLERS, LESSEE, and each GUARANTOR, together with such resolutions, consents, and similar documents evidencing the authorization of the transactions contemplated by this commitment as MPT may require.

SECTION 3.9 APPRAISAL: MPT acknowledges that, in order to facilitate a timely Loan closing, SELLERS, at their expense, have ordered an appraisal on the Real Estate showing the fair market value thereof (the "Appraised Value"). The appraisal must meet all applicable governmental requirements. The Appraised Value shown by such appraisal must be equal to or exceed the Loan Commitment Amount. The appraiser will provide a reliance letter addressed to MPT that expressly states that MPT may rely on such appraiser's statement and determination of the Appraised Value of the Real Estate. MPT acknowledges that, in order to facilitate a timely Sale Closing, SELLERS, at their expense, will order an updated appraisal on the Real Estate showing the Appraised Value. The Appraised Value reflected in such updated appraisal must equal or exceed the Purchase Price. The updated appraisal must meet all applicable governmental requirements.

SECTION 3.10 SURVEY: At SELLERS' expense, a current survey of the Real Estate prepared and certified by a duly registered land surveyor licensed and in good standing in the State of Louisiana and acceptable to MPT. The survey shall comply with ALTA requirements, shall show all improvements and encroachments located on the Real Estate and all recorded or visible easements, rights-of-way, and similar encumbrances affecting the title to the Real Estate, shall contain a certification in the form shown on Exhibit C, and shall state whether or not the Real Estate lies within a designated flood hazard zone.

SECTION 3.11 OTHER: Such other documents, certificates, and the like, as may be customary in comparable transactions or as MPT may otherwise reasonably require.


                                   ARTICLE IV

                             ADDITIONAL REQUIREMENTS

SECTION 4.1 EXPENSES: All reasonable expenses incurred by MPT in connection with this Commitment Letter and the Transactions shall, in the event the Transactions close, be added to the Loan Amount or Purchase Price, as the case may be, for purposes of calculating Loan payments or Base Rent; otherwise, all such expenses shall be the responsibility of, and shall be paid or reimbursed by, Seller. Such expenses shall include, but not be limited to, third party reports and legal costs.

SECTION 4.2 MANAGEMENT: LESSEE, or a management company approved by MPT, will at all times manage the Facility unless written approval is obtained from MPT or unless removed by MPT as provided for herein or in the Definitive Documents.

SECTION 4.3 SIGNS: MPT shall have the right to erect a sign at the Facility approved by LESSEE, which such approval shall not be unreasonably withheld, stating that the Real Estate is financed or owned by MPT.




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                                   ARTICLE V

                               GENERAL CONDITIONS

SECTION 5.1 REPRESENTATIONS OF SELLERS AND LESSEE: MPT's obligations under this Commitment Letter are subject to, and contingent upon, the material accuracy and completeness of all information, representations, and materials submitted with, or in support of, this transaction and SELLERS and LESSEE strict and timely compliance with all terms, conditions, and requirements set forth herein.

SECTION 5.2 RIGHT TO SELL; LESSEE understands MPT may sell its interest in the Real Estate in whole or in part. LESSEE agrees that any purchaser may exercise any and all rights of the landlord, as fully as if such purchaser had made the purchase directly from the SELLERS. MPT may divulge to any purchaser all information, reports, financial statements, certificates, and documents obtained by it from the SELLERS and LESSEE.

SECTION 5.3 ENTIRE AGREEMENT, MODIFICATIONS AND AMENDMENTS: This Commitment Letter and the Confidentiality Agreement described in Section 5.10 contain the entire agreement of SELLERS, LESSEE, and MPT with respect to the Transactions and supersede any prior or contemporaneous understanding or commitment. MPT has made no representations to SELLERS or LESSEE that are not set forth in this Commitment Letter. No changes in this Commitment Letter shall be binding unless in writing and executed by the party against whom enforcement of the change is sought.

SECTION 5.4 TIME: Time is of the essence with respect to all dates and periods of time set forth in this Commitment Letter.

SECTION 5.5 ACCEPTANCE OF COMMITMENT: Upon return by SELLERS and LESSEE to MPT of a fully-executed copy of this Commitment Letter by the time set forth below, this Commitment Letter will constitute an agreement of SELLERS and LESSEE to consummate the Transactions in accordance with the terms and conditions set out above. If said executed copy of this Commitment Letter is not received by MPT by 9:00 a.m. Central Time on April 4, 2005, this Commitment Letter shall be null and void and of no further force and effect unless extended in writing by MPT.

SECTION 5.6 PRIOR COMMITMENT LETTERS SUPERSEDED: This Commitment Letter supersedes and cancels all prior oral and written commitments made by and among MPT, SELLERS, and LESSEE with respect to the Facility.

SECTION 5.7 NO SHOP: In consideration of the substantial expenditures of time, effort, and expense to be undertaken by MPT and its representatives in connection with its due diligence investigation and review of the Real Estate, SELLERS, LESSEE, GUARANTORS and the Facility, from the date hereof until May 31, 2005, neither SELLERS, LESSEE, nor any officer, director, member, partner, employee, affiliate or agent of SELLERS or LESSEE shall, directly or indirectly, solicit, seek, enter into, conduct, or participate in any discussions or negotiations or enter into any agreement with any other prospective person or entity, regarding the acquisition, transfer, financing, or leasing of the Real Estate or the Facility, whether through purchase, merger, assignment, mortgage, or otherwise




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SECTION 5.8 NON-COMPETITION: LESSEE, SELLERS, and their affiliates shall enter into a non-competition agreement, which agreement shall be in a form mutually acceptable to MPT, LESSEE, and SELLERS. The non-competition agreement shall prohibit competition within a ten (10) mile radius of the Facility but will permit MPT, LESSEE, and SELLERS acquisition, ownership, and operation of any facility within such radius if the operation of such facility will not have an adverse effect on the Facility.

SECTION 5.9 PERMITTED DISCLOSURES: Notwithstanding any other agreement of the parties, in connection with its public offering or the private placement of its securities or MPT's efforts to obtain financing for the Real Estate, MPT may disclose that it has entered into this Commitment Letter with SELLERS and LESSEE respecting the Real Estate and the Facility and may provide other information regarding SELLERS, LESSEE, the Real Estate, GUARANTORS and the Facility to its proposed investors in such public offering or private offering of its securities or any prospective lenders with respect to such financing of the Real Estate. SELLERS and LESSEE shall cooperate with MPT by providing financial and other information reasonably requested by MPT in connection with such offering of its securities or financing.

SECTION 5.10 CONFIDENTIALITY: The parties reaffirm the existence and validity of that certain Confidentiality Agreement between MPT and Gulf States Health Services, Inc. dated March 9, 2005 (the "Confidentiality Agreement") and agree to continue to comply with all of the terms and provisions thereof.

SECTION 5.1l ASSIGNMENT: This Commitment Letter and all rights of the parties hereunder shall not be assigned by any party without the prior written approval of the other parties; provided, however, that any party may assign its rights and obligations hereunder to any entity controlling, controlled by, or under common control with the other; provided, however, that no such assignment shall relieve any party of any liability hereunder.

SECTION 5.12 GOVERNING LAW: All terms and provisions of this Commitment Letter shall be governed by, and construed in accordance with, Delaware law.

SECTION 5.13 EXHIBITS: The exhibits indicated below are attached hereto and by this reference made a part hereof:

         Exhibit A - Title insurance policy requirements.

         Exhibit B - Insurance Requirements

         Exhibit C - Surveyor's Certificate requirements

Please indicate acceptance of the terms and conditions set forth in this Commitment Letter by signing a copy of this Commitment Letter below. This Commitment Letter may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same agreement.


                                         Sincerely.

                                         MPT OPERATING PARTNERSHIP, L.P.

                                     BY: /s/ Emmett E. McLean
                                         ---------------------------------------
                                         Emmett E. McLean
                                         Executive Vice President and Chief
                                         Operating Officer



Accepted and Agreed to:

HAMMOND HEALTHCARE PROPERTIES, LLC


By:  /s/ Gregory M. Walker
     ------------------------------
Its: Member
     ------------------------------

Dated: 3-31-05
       ----------------------------



HAMMOND REHABILITATION HOSPITAL, LLC


By:  /s/ Gregory M. Walker
     ------------------------------
Its: Member
     ------------------------------

Dated: 3-31-05
       ----------------------------

                                   EXHIBIT A

                          TITLE INSURANCE REQUIREMENTS


MPT Operating Partnership. L.P. as Purchaser
Title Insurance Requirements

1. "Title Policy" means a title insurance policy in American Land Title Association ("ALTA") 1992 form, or such other form as may be approved by MPT, issued by a title insurer approved by MPT with reinsurance as required by MPT to be on ALTA Facultative Reinsurance Agreement (rev 4/6/90) such that the maximum single risk assumed by any single title insurer may not exceed 25% of that company's capital, surplus, and statutory reserves. Each title insurer issuing insurance required hereby must be licensed to insure properties in the jurisdiction in which the Facility is located.

2. The amount of the owner's title insurance policy on the Facility must equal the Purchase Price. The policy must insure against all standard exceptions (e.g.. parties in possession, matters shown on public records, matters which an accurate survey would show, and real estate taxes currently due) and must be effective as of the date of the Closing. The title policy must include such affirmative insurance endorsements as MPT may require, to the extent not prohibited by the laws or insurance regulations of the state where the Facility is located, including, without limitation, a zoning compliance endorsement, a street access endorsement, a comprehensive (ALTA Form 9) endorsement, a "Fairways" (change of partners) endorsement, an endorsement negating imputation of knowledge to MPT, an endorsement that the Facility is assessed for real estate taxes separate from any other property (i.e.. the property consists of a single tax lot and is not part of a larger tax lot).

                                    EXHIBIT B

                             INSURANCE REQUIREMENTS



I. GENERAL REQUIREMENTS

     The General Requirements set forth herein shall be applicable to the insurance requirements outlined below in Paragraphs II and III throughout the term of this Commitment Letter.

     (A) RELATING TO INSURER.

     All insurance coverages required by the Commitment Letter must be provided by insurance companies acceptable to MPT that are rated at least an "A, VIII" or better by Best's Insurance Guide and Key Ratings and a claim payment rating by Standard & Poor's Corporation of A or better. The aggregate amount of coverage provided by a single company must not exceed 5% of the company's policyholders, surplus. All insurance companies must be licensed and qualified to do business in the state where the insured collateral is located.

     Each insurance policy must (i) provide primary insurance without right of contribution from any other insurance carried by MPT, (ii) contain an express waiver by the insurer of any right of subrogation, setoff or counterclaim against any insured party thereunder including MPT, (iii) permit MPT to pay premiums at MPT's discretion and (iv) as respects any third party liability claim brought against MPT. obligate the insurer to defend MPT as an additional insured thereunder.

     (B) RELATING TO DOCUMENTATION OF COVERAGE.

     The original copy of each insurance policy required hereunder shall be furnished to MPT, or in the case of a blanket policy, a copy of the original policy certified in writing by a duly authorized Agent for the insurance company as a "true and certified" copy of the policy. LESSEE shall not submit a Certificate of Insurance, in lieu of the certified copy of the policy. The original policy(ies) or certified copy of the policy(ies) must be delivered to MPT, effective with the commencement of the Facility and furnished annually thereafter, prior to the expiration date of the preceding policy(ies).

     (C) CANCELLATION AND MODIFICATION CLAUSE.

     1. The insurer hereby agrees that its policy will not lapse, terminate, or be canceled, or be amended or modified to reduce limits or coverage terms unless and until MPT has received not less than sixty (60) days' prior written notice thereof at the following address:

     MPT Operating Partnership, LP
     Attention: Its: President
     1000 Urban Center Drive, Suite 501
     Birmingham, Alabama 35242

     2. Notwithstanding the foregoing, in the event of cancellation due to non-payment of premium, the insurer shall provide not less than ten (10) days' Notice of Cancellation to:

     MPT Operating Partnership, LP
     Attention: Its: President
     1000 Urban Center Drive, Suite 501
     Birmingham, Alabama 35242


                                       B-l

II. TYPES OF INSURANCE

     LESSEE will at all times keep the Facility insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar facilities. Without limiting the generality of the foregoing, LESSEE will obtain and maintain in effect the following amounts and types of insurance on the Facility throughout the term of the Lease:

     (A) "ALL RISKS" or "SPECIAL" FORM PROPERTY INSURANCE.

     All Risks or Special Form Property insurance against loss or damage to the building and improvements, including but not limited to, perils of fire, lightning, water, wind, theft, vandalism and malicious mischief, plate glass breakage, and perils typically provided under an Extended Coverage Endorsement and other forms of broadened risk perils, and insured on a "replacement cost" value basis to the extent of the full replacement value of the Facility. The deductible amount thereunder shall be borne by LESSEE in the event of a loss and the deductible must not exceed $10,000 per occurrence. Further, in the event of a loss, LESSEE shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer, and LESSEE further agree they will notify MPT of any loss in the amount of $25,000 or greater and that no claim at or in excess of $25,000 thereunder shall be settled without the prior written consent of MPT, which consent shall not be unreasonably withheld or delayed by MPT.

     (B) FLOOD AND EARTHQUAKE INSURANCE (Required only in the event that the property is in a flood plain or earthquake zone).

     Insurance in an amount equal to the full replacement cost value of the Facility, subject to no more than a $25,000 per occurrence, deductible. The policy shall include coverage for subsidence.

     (C) LOSS OF EARNINGS INSURANCE.

     Insurance against loss of earnings in an amount sufficient to cover not less than 12 months' lost earnings and written in an "all risks" form, either as an endorsement to the insurance required under Paragraph II(A), or under a separate policy.

     (D) WORKERS COMPENSATION INSURANCE.

     Workers Compensation insurance covering all employees in amounts that are customary for LESSEE'S industry.

     (E) LIABILITY INSURANCE.

     COMMERCIAL GENERAL LIABILITY: Commercial General Liability in a primary amount of at least $5,000,000 per occurrence. Bodily Injury for injury or death of any one person and $100,000 for Property Damage for damage to or loss of property of others, subject to a $10,000,000 annual aggregate policy limit for all Bodily Injury and Property Damage claims, occurring on or about the Land or in any way related to the Project, including but not limited to, any swimming pools or other recreational facility or areas that are located on the Land or Otherwise related to the Facility. Such policy shall include coverages of a Broad Form nature, including, but not limited to. Explosion, Collapse and Underground (XCU), Products Liability, Completed Operations, Broad Form

Contractual Liability, Broad Form Property Damage, Personal Injury, Incidental Malpractice Liability, and Host Liquor Liability.

     VEHICLE LIABILITY: Automobile and Vehicle Liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles in a primary limit amount of $1,000,000 per occurrence for Bodily Injury: $100,000 per occurrence for Property Damage; subject to an annual aggregate policy limit of $1,000,000.

     UMBRELLA LIABILITY: Umbrella Liability insurance in the minimum amount of $10,000,000 for each occurrence and aggregate combined single limit for all liability, with a $10,000 self-insured retention for exposure not covered in underlying primary policies. The Umbrella Liability policy shall name in its underlying schedule the policies of Professional Liability, Commercial General Liability, Garage Keepers Liability, Automobile/Vehicle Liability and Employer's Liability under the Workers Compensation Policy.

     PROFESSIONAL LIABILITY: Professional Liability insurance for LESSEE and any physician or other employee or agent of LESSEE providing services at the Facility in an amount not less than five million dollars ($5,000,000) per individual claim and ten million dollars ($10,000,000) annual aggregate.

     (F) COMMERCIAL BLANKET FIDELITY BOND INSURANCE.

     A Commercial Blanket Bond covering all employees of the LESSEE, including their officers, and the individual owners of the insured business entity, whether a joint-venture, partnership, proprietorship or incorporated entity, against loss as a result of their dishonesty. Policy limit shall be in an amount of at least $1,000,000, subject to a deductible of no more than $10,000 per occurrence.

                                   EXHIBIT C
                             SURVEYOR'S CERTIFICATE

The undersigned hereby certifies to MPT Operating Partnership. L.P. and________________________________________(the "Title Insurance Company"): (a)
that he is a duly registered land surveyor in the State of_________________________: (b) that the plat to which this certificate is affixed (the "Plat") is a true, complete and correct survey of the property described therein ("the "Property") being approximately ___________ acres as further described by the Property Description on the Plat: (c) the Plat is based upon a field survey made __________________________, by me or directly under my supervision in accordance with the minimum standards established by the State of_________________for surveyors and with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992 and meets the Accuracy Standards (as adopted by ALTA and ACSM in 1992 and in effect on the date of this certification) of an Urban Survey and contains items 1, 2, 3, 4, 7(a), 8, 9, 10, 11(a), and 11(b) of Table A thereto: (d) that the Plat correctly shows the location of all buildings, structures and other improvements on the Property: (e) that the Plat correctly shows the location of all easements, restrictions and rights-of-way described in title insurance commitment number_____________________ effective as of _____________, 1997, issued by the Title Insurance Company (the "Title Commitment"): (f) that the legal description set forth in the Title Commitment is identical in all respects to the Property Description set forth on the Plat:
(g) except as shown on the Plat there are no discrepancies between the boundary lines of the Property as shown on the Plat and as described in the legal description of the record: (h) that the Plat easements indicate existing surface and underground transmission lines or utilities, such as natural gas, telephone, telegraph, TV cable, water, sewage and electrical power, including pipeline type and sizes with all utility pole locations with overhead wires indicated and the nearest available services clearly shown and dimensional; (i) that, except as shown on the Plat, there are (1) no visible easements or rights-of-way on the Property or any other easements or rights-of-way thereon of which the undersigned has knowledge. (2) no party walls on the Property. (3) no encroachments from the Property over adjoining premises, streets or roads by any buildings, structures or other improvements located on the Property, and (4) no encroachments on the Property by any buildings, structures or other improvements located on adjoining property: (j) that the boundary line dimensions as shown on the Plat form a mathematically closed figure within + 0.01 foot: (k) that the
                                                    -
boundary lines of the Property are contiguous with the boundary lines of all adjoining parcels, roads, highways, streets or alleys as described in their most recent respective legal description of record: (l) that the buildings, structures and other improvements located on the Property do not violate any building or setback lines: (m) that adequate ingress to and egress from the Property is provided by ____________________, the same being paved, dedicated public rights-of-way maintained by (name of maintaining authority): and (n) that the undersigned has consulted the National Flood Insurance Program Maps and has found that, in accordance with said maps, Panel Number ________________________, dated ________________________. no portion of the Property lies within a flood hazard area, except as depicted on the Plat.



                      (Name of Surveyor. Registration No.)




                                      C-1